Exhibit 4.1(b)

                AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT
                                       OF
                        GLOBAL PAYMENT TECHNOLOGIES, INC.

                                 April 29, 2004

         Reference is hereby made to that certain warrant of Global Payment Technologies, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), dated March 15, 2004 and issued to Laurus Master Fund, Ltd. (the "Holder"), to purchase up to 200,000 fully paid and nonassessable shares of common stock, $.01 par value per share of the Company (the "Warrant"). Capitalized terms used but not defined herein shall have the meanings given them in the Warrant.

         WHEREAS, the Company and Holder desire to make certain changes to the Warrant to address the comments made by the National Association of Securities Dealer Automated Quotation System market where the common stock of the Company is listed for trading.

         NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:.


     1. Section 10 of the Warrant is hereby deleted in its entirety and replaced with the following:

              "10. Maximum Exercise. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of the Note an amount that would (a) be convertible into that number of shares of Common Stock which, when added to the number of shares of Common Stock otherwise beneficially owned by such Holder including those issuable upon exercise of warrants of the Company held by such Holder would exceed 4.99% of the outstanding shares of Common Stock of the Company at the time of conversion or (b) (ii) exceed twenty five percent (25%) of the aggregate dollar trading volume of the Common Stock for the ten (10) day trading period immediately preceding delivery of a Notice of Conversion to the Company. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The conversion limitation described in this Section 10 shall automatically become null and void without any notice to Company upon the occurrence and during the continuance beyond any applicable grace period of an Event of Default, or upon 75 days prior notice to the Company, except that at no time shall the beneficial ownership exceed 19.99% of the borrower's common stock. Notwithstanding anything contained herein to the contrary, the number of shares of Common Stock issuable by the Company and acquirable by the Holder at a price below $4.06 per share pursuant to the terms of the Secured Convertible Term Note and/or this Warrants issued by the Company to the Holder pursuant to this Securities Purchase Agreement (the "March Transaction Documents"), shall not exceed an aggregate of 1,110,000 shares of the Company's Common Stock, (subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock) (the "Maximum Common Stock Issuance"), unless the issuance of shares hereunder in excess of the Maximum Common Stock Issuance shall first be approved by the Company's shareholders. If at any point in time and from time to time the number of shares of Common Stock issued pursuant to the terms of the March Transaction Documents, together with the number of shares of Common Stock that would then be issuable by the Company to the Holder in the event of a conversion or exercise pursuant to the terms of the March Transaction Documents, would exceed the Maximum Common Stock Issuance but for this Section, the Company shall promptly call a shareholders meeting to solicit shareholder approval for the issuance of the shares of Common Stock hereunder in excess of the Maximum Common Stock Issuance."


     2. Section 14 of the Warrant is hereby deleted in its entirety and replaced by the following:

              "Section 14. Intentionally Deleted."

     3.   The foregoing amendments shall be effective as of the date hereof.

     4.   There are no other amendments to the Warrant.

     5. The Company hereby represents and warrants to Holder that as of the date hereof all representations, warranties and covenants made by Company in connection with the Warrant are true correct and complete and all of Company's covenant requirements have been met. As of the date hereof, no Event of Default under any Related Agreement (as defined in the Securities Purchase Agreement) or Ancillary Agreements (as defined in the Security Agreement) has occurred or is continuing.

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                                                                  Exhibit 4.1(b)

         IN WITNESS WHEREOF, each of the Company and Holder has caused this Amendment No. 1 to Warrant to be signed in its name this 29th day of April, 2004.


                                             GLOBAL PAYMENT TECHNOLOGIES, INC.



                                             By:________________________________
                                                  Name:
                                                  Title:



                                             LAURUS MASTER FUND, LTD.


                                             By:______________________________
                                             Name:
                                             Title: